EXHIBIT 99.d


                                 [SUNBEAM LOGO]



Contacts:       INVESTMENT COMMUNITY                 MEDIA
                Marc R. Shiffman                     George Sard/Maureen Bailey
                Sunbeam Corporation                  Sard Verbinnen & Co.
                (561) 243-2142                       (212) 687-8080

            SUNBEAM OUTLINES NEW STRATEGY, ORGANIZATIONAL STRUCTURE,
                             SENIOR MANAGEMENT TEAM

   REVERSES PREVIOUS MANAGEMENT'S ANNOUNCED DECISION TO CLOSE FOUR FACTORIES;
        EASTPAK AND POWERMATE COMPRESSOR BUSINESSES WILL NOT BE DIVESTED

--------------------------------------------------------------------------------


           DELRAY BEACH, FL, AUGUST 24, 1998 -- Sunbeam Corporation (NYSE:SOC) today announced a new organizational structure and senior management team, and outlined its strategy for revitalizing Sunbeam.

      "Although we still have much to do in the short term to stabilize Sunbeam's businesses, our strategic focus is on growth," said Jerry W. Levin, President and Chief Executive Officer of Sunbeam. "With some of the most powerful brand names in consumer durables, we will focus on our consumers. We are now conducting consumer research which should have a significant impact on our rate of new product introductions in the second half of 1999."

      "In contrast to the prior management's approach, we are decentralizing operations while maintaining centralized support. Our goal is to increase accountability at the business unit level, and to give our employees the tools they need to build their businesses. We are shifting Sunbeam's focus to increasing quality in products and customer service," Levin added.

      Sunbeam also announced that it will no longer pay a quarterly dividend of $0.01 per share.

                           NEW ORGANIZATION STRUCTURE
                           --------------------------

      Sunbeam will be organized into three Operating Groups: Outdoor Leisure, Household Products, and International, as well as a Corporate Group. Household Products will report directly to Levin. The Outdoor Leisure and International Groups will each be headed by a group president. All three operating groups will also have a chief financial officer. Legal, employee


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benefits, licensing, outlet stores, and several other support functions will be housed in the Corporate Group so they can meet business needs across the entire Sunbeam organization.

      The operating groups will be organized into 17 strategic business units. Each business unit will have a general manager and controller as well as human resources, operations, R&D, MIS and sales functions. Where it makes sense, these operating functions will be consolidated at the group level and will serve more than one business unit. Each business unit will develop a three-year strategic plan and annual operating plans. The performance of each business unit will be measured on its operating income, cash flow and sales growth.

      The business units will be headquartered as follows:

                BUSINESS UNIT                        LOCATION
                First Alert                          Aurora, IL
                Heath o Meter                        Bridgeview, IL
                Coleman                              Wichita, KS
                Powermate                            Kearny, NE
                Eastpak                              Lowell, MA
                Europe                               Brussels, Belgium
                Japan                                Tokyo, Japan
                Latin America                        Miami Lakes, FL
                Asia/Pacific                         Sydney, Australia

      All other business units will be headquartered at Sunbeam's corporate offices in Delray Beach, FL.

                           NEW SENIOR MANAGEMENT TEAM
                           --------------------------

      Sunbeam also announced a new senior management team, which brings together several key Sunbeam veterans and recent recruits with a number of proven executives who have previously worked with Levin, many at Coleman before it was acquired by Sunbeam. "With this leadership team," Levin said, "I am confident that we will succeed in turning Sunbeam into a world-class consumer products company, and making it a great place to work." The management group has extensive experience in consumer-focused businesses, which will be central to Sunbeam's strategy, particularly as it increases its emphasis on brand building and marketing.

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
         CORPORATE                          Jerry W. Levin, President & Chief Executive Officer
         Chief Administrative Officer       Paul E. Shapiro, Executive Vice President
         Chief Financial Officer            Bobby Jenkins, Executive Vice President
         Human Resources                    Ronald H. Dunbar, Senior Vice President
         R&D/Product Development            Robert H. Beck, Senior Vice President
         Operations                         Ronald J. Nold, Senior Vice President
                                            Robin Esterson, Vice President
         Finance                            Karen K. Clark, Vice President
         Corporate Development/             Marc R. Shiffman, Vice President
               Investor Relations
         Legal                              Janet G. Kelley, Vice President & General Counsel
                                            Kenneth Bell, Vice President, Prod. Liability/Risk Mgmt.
         Licensing                          Linda Morgenstern, Vice President
         MIS                                Albert R. Lapierre, Vice President
         Retail                             Graham Crowther, Vice President
         Sales                              Arthur B. Drogue, Vice President
         Special Markets (Surplus)          Terry J. Marshall, Vice President
         Treasurer                          Ronald R. Richter, Vice President

         HOUSEHOLD PRODUCTS
         Chief Financial Officer            Al LeFevre, Vice President
         Appliances                         Marc Haberman, Vice President & Acting General Manager
         Blankets/ Clippers                 Andrew C. Hill, Vice President & General Manager
         First Alert                        Michael J. Paxton, President
         Health o Meter                     Beth Bronner, President
         Professional Products              Joseph A. Tadeo, Vice President and General Manager

         OUTDOOR LEISURE                    Frank J. Feraco, President
         Chief Financial Officer            Gwen Wisler, Senior Vice President
         Coleman                            Bill Phillips, Senior Vice President & General Manager
         Outdoor Cooking                    Frank J. Feraco, Acting General Manager
         Powermate                          Frank J. Feraco, Acting General Manager
         Eastpak                            Mark Goldman, Chairman
                                            Rafael Labrador, President & CEO

         INTERNATIONAL                      Jack D. Hall, President
         Chief Financial Officer            David J. Seibel, Vice President
         Latin America                      Franz Schmid, President
         Japan                              Hiroshi Suzuki, President
         Europe/Africa/Middle East          Bjorn Blomberg, President
         Asia/Pacific                       Peter King, President


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                               SUNBEAM'S FACTORIES
                               -------------------

      As part of its ongoing review, Sunbeam's management has reevaluated a decision by former management to close eight plants, and concluded that four of the plants will remain open. They are the Coleman plants in Maize, Kansas, and Pocola, Oklahoma; the First Alert plant in Aurora, Illinois; and the Sunbeam plant in Acuna, Mexico. In addition, as previously announced, the Mr. Coffee plant in Glenwillow, Ohio, will remain open at least until February 1, 1999, to give employees, government agencies and other interested parties time to see if they can develop a plan to demonstrate that the plant can be cost-competitive. The Sunbeam plant in Mexico City, scheduled to close in September, will remain open until December to build sufficient inventories to assure a reliable supply of products to our customers. The two other plants, the Coleman components plant in Costa Rica and the Coleman sleeping bags plant in Cedar City, Utah, have already been closed.

      "The plants are being kept open," Levin said, "to ensure a high level of quality and customer service, as well as a consistency of supply." Noting that the Company would continue to seek manufacturing synergies and cost savings, Levin added, "While we are setting very high performance standards for all of our facilities, we won't destabilize our brands, product quality and customer relationships by cutting too fast and too far. A thorough analysis of a number of the facilities targeted to close by previous management has not produced business or economic justification for proceeding."

      Sunbeam also said it will not sell two of the business units slated for sale by former management: Eastpak and the Powermate compressor business. "Both are excellent businesses and we have the right team to grow them," Levin said. The Coleman Spa business will be divested, as previously announced.

                             INCENTIVE COMPENSATION
                             ----------------------

      Compensation will be structured to incentivize employees to increase shareholder value. While annual salaries and bonuses will be cash-based, Sunbeam will provide long-term compensation in the form of stock options. A stock option replacement program will be implemented for Sunbeam personnel employed prior to June 30, 1998. Under this plan, up to 6.45 million stock options outstanding at exercise prices over $10 per share can be relinquished by the employee for a lesser


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amount of stock options with a $7.00 exercise price, potentially reducing option float by approximately 3.45 million shares.

      Members of executive management have signed two- or three-year employment agreements with Sunbeam and have been granted stock options at $7.00 per share, with the exception of Mr. Levin, whose options have exercise prices of $7.00, $10.50 and $14.00.

                  BIOGRAPHIES OF SUNBEAM SENIOR MANAGEMENT TEAM
                  ---------------------------------------------

/bullet/ ROBERT H. BECK, JR., SENIOR VICE PRESIDENT, RESEARCH &
         DEVELOPMENT/PRODUCT DEVELOPMENT. Beck, 56, joined Sunbeam in June from Solvay Automotive, where he was Vice President, Engineering. Previously, he was Vice President, Engineering & Technology of Sterling Plumbing, and before that, General Manager of its Professional Products Division. At Owens-Corning Fiberglass, he was Research Director before being named Vice President & General Manager of the FRPC Division. Beck, who holds an M.S. degree and a Ph.D. in Materials Science from Michigan State University, began his career in research at Ford Motor Company.

/bullet/ KENNETH BELL, VICE PRESIDENT, PRODUCT LIABILITY AND RISK MANAGEMENT.
         Bell, age 42, has been Vice President, Litigation Counsel for Sunbeam, with responsibility for product regulatory issues, accident investigations and product recalls. Previously he served as Vice President, Litigation Counsel for the Coleman Company. A graduate of Wichita State University with a B.S. degree, he earned a J.D. degree at Washburn University.

/bullet/ BJORN BLOMBERG, PRESIDENT, EUROPE. Blomberg, 50, who was Vice President
         & General Manager of Coleman International, will continue to head Sunbeam-Europe. Before joining Coleman in 1996, Blomberg was President of PRIMUS AB, a leading Swedish manufacturer of gas appliances. Previously, he was President of BTG Inc. and Elkem Chemicals, Inc., and Operations Manager at the Japanese division of The Sandvik Group. He holds a Masters of Science degree in Industrial and Management Engineering from the Technical University of Linkoping, Sweden.

/bullet/ BETH BRONNER, PRESIDENT, HEALTH O METER. Bronner, 47, joins Sunbeam from Citibank, where she has been Senior Vice President & Director of Marketing for its North American Consumer Bank for two years. Previously, she was Vice President-Business Markets for


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         AT&T Communications Service Group, and, before that, Vice President of its Consumer Markets unit. A former President of Revlon Professional (Salon Products), North America, her consumer brand experience also includes senior management and marketing positions with Slim Fast Foods, Haagen-Daz and Nabisco Brands. A graduate of Vassar College, Bronner also holds an MBA in marketing and finance from the University of Chicago.

/bullet/ KAREN CLARK, VICE PRESIDENT, FINANCE. Clark, 38, joined Coleman in 1997 as Vice President-Finance. She had been Corporate Controller for Precision Castparts Corp, a complex metal manufacturer in Portland, Oregon. She also served as Corporate Planning Manager for Tektronix and, for nine years, was a public accountant with Arthur Anderson, Ernst & Young, and Dobbins, DeGuire & Tucker. A Certified Public Accountant, she earned her B.S. degree at Montana State University.

/bullet/ GRAHAM CROWTHER, VICE PRESIDENT, RETAIL. Crowther, 46, joined The
         Coleman Company in 1997 as Director of Stores for the Camp Coleman Division. Previously, he was Regional Director of Stores for Leather Loft Stores, where he directed seven district managers and 84 stores. He has also had experience as a buyer. Crowther holds a B.S. in Business Administration from New Hampshire College.

/bullet/ ARTHUR B. (ART) DROGUE, VICE PRESIDENT, SALES. Drogue, 54, joined
         Sunbeam in June from Nabisco, where he worked for 10 years in a variety of senior sales positions, most recently as Vice President, International Sales. Previously, he headed Nabisco's U.S. field sales for business across all classes of trade, including grocery, club, mass merchandisers, drug, telemarketing, military, private label and new business development. A graduate of Stetson University, he holds a B.A. degree in Economics.

/bullet/ RONALD H. DUNBAR, SENIOR VICE PRESIDENT, HUMAN RESOURCES. Dunbar, 61, has been at Revlon, Inc. since 1991 as Senior Vice President, Human Resources and a Corporate Officer. Prior to joining Revlon, Dunbar spent two years as Senior Vice President and General Manager of Arnold Menn, executive outplacement consultants. For 11 years, he was Executive Vice President and Chief Human Resources Officer for Ryder System, Inc. He holds a B.S. in Economics from Michigan State University.


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/bullet/ ROBIN ESTERSON, VICE PRESIDENT, OPERATIONS PLANNING. Esterson, 34, has
         been Vice President, Corporate Development-Domestic for Coleman. He previously worked in a variety of general management and operating positions at Revlon, Inc. He earned a B.S. degree in Mechanical Engineering from Carnegie-Mellon University, and an MBA from The Wharton School of the University of Pennsylvania.

/bullet/ FRANK J. FERACO, PRESIDENT, OUTDOOR LEISURE GROUP. Feraco, 51, joined
         Sunbeam in May 1998 from Kohler Co., where he was President and Sector Executive for its $1.7 billion International/Sterling Plumbing Group. Prior to joining Kohler in 1996, he held a variety of key operating positions with Danaher Corporation and with the Skil Corporation subsidiary of Emerson Electric. He holds a B.A. degree from the University of Rhode Island.

/bullet/ MARK GOLDMAN, CHAIRMAN, EASTPAK. Goldman, 43, founded Eastpak in 1976 following his graduation from the University of Rochester that same year. He is credited with many of the design and marketing innovations that have led to today's unprecedented popularity of backpacks as both sports equipment and fashion accessories. Goldman sold Eastpak to The Coleman Company in 1994, while remaining as President and CEO of the business.

/bullet/ MARC HABERMAN, VICE PRESIDENT AND ACTING GENERAL MANAGER, APPLIANCES.
         Haberman, 35, joins Sunbeam from McKinsey & Company, Inc., where he has been a management consultant for six years, principally dealing with marketing strategy, brand management and retail issues. Previously, he was a brand manager for Procter & Gamble Company, where he had P&L responsibility for Bounce fabric softener. He holds a B.S. degree in Economics, Management and Marketing from the University of Pennsylvania's Wharton School and an MBA from Columbia University.

/bullet/ JACK D. HALL, PRESIDENT, INTERNATIONAL. Hall, 53, has been Executive
         Vice President, Worldwide Sales and Marketing Development for Revlon Inc, where he has held a variety of senior sales and marketing positions since 1986. Prior to joining Revlon, he spent six years with International Playtex, Inc., in a various of sale capacities. His experience also includes


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         four years with Johnson & Johnson Baby Products and with Procter &
         Gamble Co. .He holds a B.S. degree in Marketing and Psychology from Miami University in Oxford, Ohio.

/bullet/ ANDREW C. HILL, VICE PRESIDENT AND GENERAL MANAGER, BLANKETS AND
         CLIPPERS. Hill, 37, joined The Coleman Company is 1994 as Group Product Manager for Specialty Products and in 1997, was promoted to Vice President, Specialty Products. Previously, he was Director of Marketing for Sunbeam-Oster, where he worked for eight years in a variety of industrial design and marketing functions. Prior to joining Sunbeam, he was an industrial designer for W.R. Grace, Inc., and before that, U.S. Corrugated Fibre Box, Inc. He holds a B.S. degree in Industrial Design from Auburn University.

/bullet/ JANET G. KELLEY, GENERAL COUNSEL. Kelley, 45, was named General Counsel of Sunbeam in April. In her four years with the Company, she has had responsibility for Federal securities law compliance, acquisitions counsel, international legal matters, and other key legal, environmental and risk management departments. Prior to joining Sunbeam in 1994, she was a partner in a law firm in Louisville. A graduate of Morehead State University with a B.A. in Political Science and Philosophy, Kelley earned a J.D. at the University of Kentucky.

/bullet/ BOBBY JENKINS, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER.
         Jenkins, 36, is the former Chief Financial Officer of the Coleman Company Outdoor Recreation Group. He joined Coleman from Marvel Entertainment Group, where he served as Executive Vice President and Chief Financial Officer for four years. He previously worked at Turner Broadcasting System, Inc. and Price Waterhouse. He holds a B.S. degree in Business Administration from the University of North Carolina.

/bullet/ PETER KING, PRESIDENT, ASIA/PACIFIC. King, 36, joined Coleman,
         Australia as General Manager in 1997. Previously, he was Director of Sales and Marketing for PUMA Australia, where he served for 13 years in a variety of sales and marketing functions. Prior to joining Puma, he was associated with CHP, Limited, a mining and resource company. King holds a B.A. degree in Business Administration from the University of Melbourne.


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/bullet/ RAFAEL LABRADOR, PRESIDENT & CHIEF EXECUTIVE OFFICER, EASTPAK.
         Labrador, 53, joined Eastpak in 1997 from Liz Claiborne, Inc., where he was President of International Operations. Previously, he was founding CEO and a partner in a chain of specialty retailers in France, Spain, Italy, Belgium and Portugal. Labrador, who has more than 20 years of experience in operations and marketing, earned a B.S. degree in Industrial Engineering at the Georgia Institute of Technology and an MBA from the Harvard Business School.

/bullet/ ALBERT R. LAPIERRE, VICE PRESIDENT, MANAGEMENT INFORMATION SYSTEMS.
         Lapierre, 46, joined Sunbeam in May from Coopers & Lybrand LLP Consulting, where he was a consultant to Sunbeam on its conversion to unified information systems. A graduate of Utah State University, he holds an MBA in Management from Fairleigh Dickenson University.

/bullet/ AL LEFEVRE, VICE PRESIDENT AND CFO-HOUSEHOLD PRODUCTS GROUP. Lefevre,
         38, was named Vice President, Finance, for Sunbeam's Household Products in April. Lefevre, who joined Sunbeam in 1997 as a director of sales operations, has extensive experience in finance and accounting, including three years as finance director for the Gatorade subsidiary of Quaker Oats as well as an auditor for Arthur Anderson. He earned a B.S. degree in accounting at Valparaiso University.

/bullet/ TERRY J. MARSHALL, VICE PRESIDENT, SPECIAL MARKETS. Marshall, 55, joins
         Sunbeam from Revlon Inc. where, as Vice President, Special Markets, International, he developed functions to identify, control and liquidate excess inventories. He joined Revlon's Prestige Fragrance and Cosmetics Division in 1993 from Blue Bell International Inc., the specialty cleaning products company he founded in 1992. Previously, he spent 16 years with IKEA, as Vice President, Distribution Services for North America. He joined IKEA from Canada Safeway Limited, where he worked for 12 years. Marshall is a graduate of the University of British Columbia.

/bullet/ LINDA MORGENSTERN, VICE PRESIDENT, LICENSING. Morgenstern, 45, joined
         Sunbeam in June from Morningstar Media, Inc., the marketing and licensing consulting company she founded in 1994. Previously, she worked at Sony Corporation, where she headed Sony Wonder Division, a family entertainment products division. She holds a B.A. degree from Brooklyn College.


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/bullet/ RONALD J. (JOE) NOLD, SENIOR VICE PRESIDENT, OPERATIONS. Nold, 57, has
         been with Coleman for 30 years, most recently as Executive Vice President, Operations. He has had extensive senior management experience in manufacturing and international business, including Vice President, Manufacturing of Coast Catamaran Corp., President and General Manager of Soniform, Inc., and General Manager of the Manufactured Housing Division of Coleman. Nold holds a B.S. in Industrial Arts from Fort Hays Kansas State College.

/bullet/ MICHAEL J. PAXTON, PRESIDENT, FIRST ALERT. Paxton, 52, has been
         Chairman, President and CEO of O-Cedar Brands, Inc., since 1996. An 18-year veteran of Pillsbury/Grand Metropolitan PLC, he served as President of the Pillsbury Baked Goods Division for three years before being named President and CEO of the Haagen-Daz Company. He earned both his BBA and MBA at the University of Cincinnati.

/bullet/ BILL PHILLIPS, SENIOR VICE PRESIDENT AND GENERAL MANAGER, COLEMAN.
         Phillips, 45, has been Vice President and General Manager of Coleman's Outdoor Recreation Division. In his 20 years with Coleman, he has headed a variety of senior sales and management functions, including field, regional and national sales.

/bullet/ RONALD R. RICHTER, VICE PRESIDENT AND TREASURER. Richter, 53, joined
         Sunbeam in March as Treasurer and, for three months, served as acting head of Investor Relations. Prior to joining Sunbeam, he was Group Vice President/Senior Banker of the automotive group of ABN AMRO N.A. Bank in Chicago. Previously, he was Managing Director of Bank of America, a title he also held at Continental Bank. Richter earned both his BS and MBA degrees at Northern Illinois University.

/bullet/ FRANZ SCHMID, PRESIDENT, LATIN AMERICA. Schmid, 45, who has been acting
         President of International for Sunbeam since April, will return to his previous position as head of Sunbeam's extensive Latin American operations. Schmid, a native Venezuelan, is a 15-year Sunbeam veteran. Before joining Sunbeam, he was Vice President of Sales & Marketing and Director of Operations for Carsa Group, a leading Peruvian equipment distributor. Schmid holds a B.A. in Economics from the Universidad Catolica Andres Bello in Caracas, Venezuela, and a B.A. in Business Administration from Universidad de Lima in Peru.


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/bullet/ DAVID J. SEIBEL, VICE PRESIDENT AND CFO, INTERNATIONAL. Seibel, 35,
         joins Sunbeam from Revlon Inc., where he has been Director of International Treasury since 1996. He also served as Acting Treasurer of Coleman Inc. in 1997. Prior to joining Revlon, he was Director of Global Treasury for Estee Lauder Companies. Previously, he was a manager in the Treasury department of Allied Signal Inc., a position he also held at Random House, Inc. A graduate of Worcester Polytechnic Institute, with a B.S. degree in Finance, he earned an MBA in International Finance at Fordam University.

/bullet/ PAUL E. SHAPIRO, EXECUTIVE VICE PRESIDENT AND CHIEF ADMINISTRATIVE
         OFFICER. Shapiro, 57, was Executive Vice President, General Counsel of the Coleman Company from July 1997 until its sale in March 1998. Before joining Coleman, he was Executive Vice President, General Counsel and Chief Administrative Officer of Marvel Entertainment Group. He had previously spent over 25 years in private law practice and as a business executive, most recently as a shareholder in the firm of Greenberg Traurig. He holds LL.B. and J.D. degrees from the University of Pennsylvania.

/bullet/ MARC R. SHIFFMAN, VICE PRESIDENT, CORPORATE DEVELOPMENT AND INVESTOR
         RELATIONS. Shiffman, 31, headed Corporate Development-International & Investor Relations, as well as Corporate Communications & Government Affairs for The Coleman Company from February 1997 until its sale in March 1998. Prior to joining Coleman, he held a management position in Corporate Finance and Investor Relations for Revlon, Inc. He holds a B.S. in Economics from the University of Pennsylvania's Wharton School, and an MBA from The University of Chicago Graduate School of Business.

/bullet/ HIROSHI SUZUKI, PRESIDENT, JAPAN. Suzuki, 51, has been president of
         Coleman Japan Co., Ltd., since 1990. Previously, he was Representative Director of Yves St. Laurent Japan K.K. He has also worked in a variety of senior management positions for Helene Curtis Japan, Warner Lambert K.K., and Johnson & Johnson Far East, Inc. A graduate of Keio University, Suzuki holds a B.A. in Law and a Masters degree in International Management from the American Graduate School of International Management.


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/bullet/ JOSEPH A. TADEO, VICE PRESIDENT AND GENERAL MANAGER, PROFESSIONAL
         PRODUCTS. Tadeo, 51, has been Vice President, Sales and Marketing for Sunbeam's Commercial Products, a position he held previously for the Scott Paper Company. Tadeo also served as Chairman of Scott's Channel Access Development Task Force, responsible for recommending a new distribution strategy for the Company's world-wide businesses. Tadeo holds a B.S. and an MBA from Drexel University.

/bullet/ GWEN C. WISLER, SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER,
         OUTDOOR LEISURE GROUP. Wisler, 38, has been Vice President and CFO of the International Division of The Coleman Company since 1997. Previously, she was Vice President and Chief Accounting Officer of New World Communications Group Incorporated. A former Senior Audit Manager for Price Waterhouse LLP, where she worked for 12 years, Wisler also is a former CFO of Cobb Partners, investment managers. She earned a joint BSBA degree at Ohio State University.

      Sunbeam Corporation is a leading consumer products Company that designs, manufactures and markets, nationally and internationally, a diverse portfolio of consumer products under such world-class brands as Sunbeam/registered trademark/, Oster/registered trademark/, Grillmaster/registered trademark/, Coleman/registered trademark/, Mr. Coffee/registered trademark/), First Alert/registered trademark/, Powermate/registered trademark/, Health o meter/registered trademark/, Eastpak/registered trademark/ and
Campingaz/registered trademark/.



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